 EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization
Pinnacle Towers Canada Inc.	New Brunswick
Global Signal GP, LLC	Delaware
Global Signal Operating Partnership, L.P.	Delaware
Global Signal Holdings III LLC	Delaware
Global Signal Acquisitions LLC	Delaware
Global Signal Acquisitions II LLC	Delaware
Global Signal Acquisitions III LLC	Delaware
Global Signal Acquisitions Puerto Rico LLC	Delaware
Pinnacle Towers Acquisitions Holdings LLC	Delaware
Pinnacle Towers Acquisitions LLC	Delaware
Pinnacle Towers Asset Holding LLC	Delaware
Towers Finco LLC	Delaware
Towers Finco II LLC	Delaware
Towers Finco III LLC	Delaware
Pinnacle St. Louis LLC	Delaware
Global Signal Services LLC	Delaware
Pinnacle San Antonio LLC	Delaware
Pinnacle Towers IV Inc.	Florida
Coastal Antennas LLC	Delaware
Pinnacle Towers Limited	England and Wales
Global Signal Holdings II LLC	Delaware
Global Signal Holdings I LLC	Delaware
Pinnacle Towers LLC	Delaware
Aircomm Of Avon, LLC	Connecticut
Intracoastal City Towers LLC	Delaware
High Point Management Co. LLC	Delaware
Coverage Plus Antenna Systems LLC	Delaware
GoldenState Towers LLC	Delaware
Tower Ventures III, LLC	Tennessee
TVHT, LLC	Tennessee
Tower Systems LLC	Delaware
Tower Technology Company of Jacksonville LLC	Delaware
Radio Station WGLD LLC	Delaware
Interstate Tower Communications LLC	Delaware
ICB Towers, LLC	Georgia
Pinnacle Towers III LLC	Delaware
Pinnacle Towers V Inc.	Florida
Shaffer & Associates, Inc.	Illinois
Sierra Towers, Inc.	Texas
Global Signal REIT Savings TRS, Inc.	Delaware
Global Signal Holdings IV LLC	Delaware
Global Signal Holdings V LLC	Delaware
Global Signal Acquisitions IV LLC	Delaware